                                                     AS FILED ON AUGUST 11, 2000

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                   SCHEDULE TO

             TENDER OFFER STATEMENT UNDER SECTION 14(D) OR 13(E)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                              Piercing Pagoda, Inc.
--------------------------------------------------------------------------------
                       (Name of Subject Company (Issuer))

                                Zale Corporation
                             Jewelry Expansion Corp.
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                       (Names of Filing Persons (Offeror))

                          Common Stock, Par Value $0.01
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                         (Title of Class of Securities)

                                    720773100
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                      (CUSIP Number of Class of Securities)

                                  Alan P. Shor
                          Executive Vice President and
                             Chief Operating Officer
                                Zale Corporation
                            901 West Walnut Hill Lane
                            Irving, Texas 75038-1003
                            Telephone: (972) 580-4576

                                    Copy To:
                           W. Brinkley Dickerson, Jr.
                              Troutman Sanders LLP
                        600 Peachtree Street, Suite 5200
                             Atlanta, Georgia 30308
                            Telephone: (404) 885-3822
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Numbers of Person
  Authorized to Receive Notices and Communications on Behalf of Filing Persons)

                            CALCULATION OF FILING FEE
--------------------------------------------------------------------------------
       Transaction Valuation                          Amount of Filing Fee

          Not Applicable                                 Not Applicable
--------------------------------------------------------------------------------
[ ] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identifying the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:                         Filing Party
                          --------------------               -------------------
Form or Registration No.:                       Date Filed:
                          --------------------               -------------------

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

         Check the appropriate boxes below to designate any transactions to which the statement relates:

         [X]      third-party tender offer subject to Rule 14d-1.

         [ ]      issuer tender offer subject to Rule 13e-4.

         [ ]      going-private transaction subject to Rule 13e-3.

         [ ]      amendment to Schedule 13D under Rule 13d-2.

         Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

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                                  EXHIBIT INDEX



EXHIBIT           DESCRIPTION OF EXHIBIT
NO.

99.1              Press Release issued by Zale Corporation on August 11, 2000

99.2              Letter to Employees of Zale Corporation, dated August 11, 2000

99.3              Script for August 11, 2000 conference call